EXHIBIT 99.2

                                   HEICO NEWS
  HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021 - 954-987-6101

                                                           FOR IMMEDIATE RELEASE

Date:    July 11, 1996
Contact: Thomas S. Irwin or Victor H. Mendelson

HEICO COMPLETES PREVIOUSLY ANNOUNCED SALE OF MEDITEK SUBSIDIARY FOR CONSIDERATION CURRENTLY VALUED IN EXCESS OF $25 MILLION

HOLLYWOOD, FL -- HEICO CORPORATION (ASE Symbol: HEI) today announced it has completed the sale of its Miami, FL-based MediTek Health Corp. subsidiary to West Palm Beach, FL-based U.S. Diagnostic Labs, Inc. (NASDAQ Symbol: USDL). HEICO announced last month that it had entered into a definitive agreement for the acquisition of MediTek by U.S. Diagnostic Labs.

Under the transaction, HEICO received approximately $14 million in cash and a $10 million note bearing interest at the rate of 6.25% per annum convertible into 1,081,081 shares of USDL common stock at $9.25 per USDL share. At USDL's recent share price of $11.125, the market value of those shares exceeds $12 million, bringing the current market value of the transaction to in excess of $25 million.

HEICO Corporation is engaged in the aerospace industry through its Hollywood, FL-based HEICO Aerospace Corp. subsidiary. In addition, the Company has entered into a previously reported letter of intent to acquire Trilectron Industries, Inc. a Palmetto, FL-based manufacturer of aircraft ground support equipment.

For more information concerning HEICO, please see out site on the World Wide Web at: http//www.stockprofile.com/hei/